Aames 2000-1

Mortgage Pass-Through Certificates

Prepayment Report for January 25, 2001 Distribution
Prepayment Report - Voluntary Prepayments
VOLUNTARY PREPAYMENTS	ADJUSTABLE 2	ADJUSTABLE 1	FIXED	TOTAL

Current
Number of Paid in Full Loans	11	13	29	53
Number of Repurchased Loans	-	-	-	-
Total Number of Loans Prepaid in Full	11	13	29	53

Paid in Full Balance	1,004,523.20	1,109,000.62	1,907,491.01	4,021,014.83
Repurchased Loans Balance	-	-	-	-
Curtailments Amount	130,054.63	4,906.96	34,457.31	169,418.90
Total Prepayment Amount	1,134,577.83	1,113,907.58	1,941,948.32	4,190,433.73

Cumulative
Number of Paid in Full Loans	38	34	80	152
Number of Repurchased Loans	-	-	-	-
Total Number of Loans Prepaid in Full	38	34	80	152

Paid in Full Balance	3,692,051.21	3,477,301.74	5,118,619.64	12,287,972.59
Repurchased Loans Balance	-	-	-	-
Curtailments Amount	138,186.87	17,660.03	69,035.23	224,882.13
Total Prepayment Amount	3,830,238.08	3,494,961.77	5,187,654.87	12,512,854.72

SPACE INTENTIONALLY LEFT BLANK

Total Prepayments by Groups (in thousands of dollars)

Total Prepayments (in thousands of dollars)

Page 18 of 27	© COPYRIGHT 2001 Deutsche Bank

Aames 2000-1

Mortgage Pass-Through Certificates

Prepayment Report for January 25, 2001 Distribution
Prepayment Report - Voluntary Prepayments

VOLUNTARY PREPAYMENT RATES	ADJUSTABLE 2	ADJUSTABLE 1	FIXED	TOTAL

SMM	0.92%	0.91%	0.95%	0.93%
3 Months Avg SMM	0.96%	0.81%	0.72%	0.81%
12 Months Avg SMM
Avg SMM Since Cut-off	0.77%	0.70%	0.63%	0.69%

CPR	10.55%	10.34%	10.79%	10.60%
3 Months Avg CPR	10.88%	9.29%	8.33%	9.29%
12 Months Avg CPR
Avg CPR Since Cut-off	8.88%	8.13%	7.28%	7.95%

PSA	881.02%	864.53%	915.21%	891.93%
3 Months Avg PSA Approximation	1091.54%	931.83%	849.54%	939.26%
12 Months Avg PSA Approximation
Avg PSA Since Cut-off Approximation	990.31%	905.73%	825.76%	893.25%

CPR by Groups

Total CPR

PSA by Groups

Total PSA

Page 19 of 27	© COPYRIGHT 2001 Deutsche Bank

Aames 2000-1

Mortgage Pass-Through Certificates

Prepayment Report for January 25, 2001 Distribution
Prepayment Report - Voluntary Prepayments

CPR Avg since Cut-Off by Groups

Total CPR Avg since Cut-Off

PSA Avg since Cut-Off by Groups

Total PSA since Cut-Off

PREPAYMENT CALCULATION METHODOLOGY
Single Monthly Mortality (SMM): (Voluntary partial and full prepayments + Repurchases)/(Beg Principal Balance - Sched Principal)
Conditional Prepayment Rate (CPR): 1-((1-SMM)/\12)
PSA Standard Prepayment Model: CPR/(0.02*min(30,WAS))
Average SMM over period between nth month and mth month (AvgSMMn,m): [(1-SMMn) * (1-SMMn+1) *.......*(1-SMMm)]/\(1/months in period n,m)
Average CPR over period between the nth month and mth month (AvgCPRn,m): 1-((1-AvgSMMn,m)/\12)
Average PSA Approximation over period between the nth month and mth month: AvgCPRn,m/(0.02*Avg WASn,m))
Average WASn,m: (min(30,WASn)+min(30,WASn+1)+......+min(30,WASm)/(number of months in the period n,m)
Weighted Average Seasoning (WAS)

Note: Prepayment rates are calculated since deal issue date and include partial and full voluntary prepayments and repurchases.
Dates correspond to distribution dates.

Page 20 of 27	© COPYRIGHT 2001 Deutsche Bank